Exhibit 10.19

Form of amendment agreements to the employment agreement entered into between Robert Piconi and the Company’s subsidiary Energy Vault, SA

Amendment No. 1 to Employment Agreement

dated as of 04 December 2020

by and between

Energy Vault SA	(the Company)
Via Pessina 13
6900 Lugano
Switzerland

and

Robert Piconi	(the Employee)
[***]

(The Company and the Employee are also referred to as Party or Parties)

Table of Contents

1.	Preamble		1
2.	Effective Date		1
3.	Group Structure		1
4.	Intellectual Property Rights		1
5.	Non-Competition and Non-Solicitation		3
	5.1.	Definitions.	3
	5.2.	Non-Competition	3
	5.3.	Non-Solicitation	4
	5.4.	Penalty	4
6.	Confidentiality		5
7.	Additional Agreements		5
8.	Miscellaneous		6
	8.1.	Entire Agreement	6
	8.2.	Severability	6
	8.3.	Amendments	6
	8.4.	Governing Law and Jurisdiction	6
	8.5.	Execution	6

Employment Agreement

1.	Preamble

The Company and the Employee entered into an employment agreement dated 1 January 2018 (the Employment Agreement).

The Employee has access to very confidential and sensitive information of the Company.

Now therefore, the Parties wish to amend the Employment Agreement as outlined hereinafter (the Amendment). This Amendment constitutes integral part of the Agreement.

To the extent this Amendment does not contain any derogation to provisions of the Employment Agreement, the latter remains in force. In the event of conflicts between the Employment Agreement and this Amendment, this Amendment shall prevail.

2.	Effective Date

This Amendment shall become effective upon execution by both Parties.

3.	Group Structure

The Employee acknowledges that the Company is part of a group of companies ultimately controlled by Energy Vault, Inc. (USA) (each such company including the holding company a Group Company).

4.	Intellectual Property Rights

The Company is entitled to all work results and intellectual property (including, but not limited to, inventions, designs and copyrights) created by the Employee in the course of the Employee’s employment by any Group Company and in performance of his contractual obligations to any Group Company, as well as all work results and intellectual property, [with the exception of inventions and designs created in the course of or in connection with the Employee’s employment by any Group Company, but outside of the accomplishment of a contractual duty to any Group Company (notwithstanding whether individually or with the assistance of any other individuals/employees or legal entities)].

All such intellectual property and work results vest irrevocably in the Company. The transfer of these intellectual property rights includes, amongst others, especially the copyrights on the works created by the Employee and therewith all rights mentioned in the articles 9 until 11 of the Swiss Copyright Act. This transfer and assignment of work results and intellectual property is worldwide, unlimited in time, unrestricted in scope and encompasses all rights and exploitations, whether currently known or arising in the future.

If any rights related to the work results and/or to intellectual property are not transferred by law, the Employee is obliged to transfer and assign and hereby transfers and hereby assigns said rights to the Company. To the extent certain jurisdictions do not provide for the assignability of work results or intellectual property and related rights, the Employee hereby grants to the Company an exclusive, worldwide, transferable, unlimited in time, irrevocable, sublicensable, fully paid-up and unrestricted license to in particular, without limitation, reproduce, make and have made, sell and offer to sell, import, export, carry in transit, manufacture, store, place on market, modify, develop, transfer, distribute, display publicly, broadcast, retransmit, perform and exploit such work results, intellectual property and related rights.

Compensation for the transfer of said rights, in particular intellectual property rights or their licensing, respectively, is included in the base salary paid to the Employee. [The transfer of right, resp. the granting of rights of use] also comprises work results and intellectual property rights which will be created in the future and concerns also future and not yet known rights of use. The Company especially acquires the right to change, revise or translate. The Employee especially waives his right to exercise any moral rights, to be mentioned as inventor or originator or to object to any first publication, change, modification or translation.

If any invention or design is created in the course of or in connection with the employee’s employment with any Group Company, but outside of the accomplishment of a contractual duty, [the Employee shall promptly inform the Company in writing]. The Company hereby reserves title and ownership over such inventions and designs and commits to inform the Employee within six (6) months of its intent to acquire such ownership and title or to renounce to this prerogative. If the Company chooses to acquire the title and ownership over such invention or design, it shall compensate the Employee adequately. If the Company, at its sole discretion, expressly renounces its prerogatives hereunder, then the Employee shall own all rights, title and interest in and to such work results or intellectual property rights.

The Employee confirms that all intellectual property rights and work results created during his employment with any Group Company were created as part of his duties and that all such intellectual property rights and work results belong to the Company.

5.	Non-Competition and Non-Solicitation
5.1.	Definitions.

“Competitive Activities” means any activity that relates to, is substantially similar to, or competes with any Group Company (or its demonstrably planned interests) at the time of Employee’s termination from the Company (including any activity relating to long duration utility scale energy storage accessible for at least four (4) hours). Competitive Activities do not include being a holder of less than one percent (1%) of the outstanding equity of a public company or service on the board of directors of Chronos Imaging LLC.

“Business Partner” means any past (i.e., within the twelve (12) months preceding Employee’s termination from the Company), present or prospective (i.e., actively pursued by the Company within the twelve (12) months preceding Employee’s termination from the Company) customer, vendor, supplier, distributor or other business partner of the Company with whom Employee comes into contact during Employee’s employment with the Company or about whom Employee had knowledge by reason of Employee’s relationship with the Company.

“Solicit”, with respect to Business Partners, means to (A) service, take orders from or solicit the business or patronage of any Business Partner, (B) divert, entice or otherwise take away from any Group Company the business or patronage of any Business Partner, or to attempt to do so, or (C) solicit, induce or encourage any Business Partner to terminate or reduce its relationship with any Group Company.

5.2.	Non-Competition

The Employee agrees that during his employment with any Group Company and for a period of one (1) year after termination of the Employment he will neither:

–	directly, indirectly, once, occasionally or professionally, under the Employee's name or under a third party name, engage in any Competitive Activities; nor
–	engage in any way in any enterprise engaging in any Competitive Activities, and the Employee also agrees not to found or assist any business that engages in any Competitive Activity.

[In case of any release from duty of work the period shall be reduced by the length of such release from work.]

This non-compete undertaking shall be effective for the territories and the markets in which the Company or any Group Company was active and in which the Employee was involved in during Employee’s employment, but at least for the territories and market places of Switzerland, the European Union and the United States of America.

5.3.	Non-Solicitation

During the Employment and for a period of one year after termination of the Employment the Employee shall abstain from, directly or indirectly, (i) enticing away, soliciting or interfering with the employment of any personnel of the Company or another Group Company the Employee had contact with during the term of Employee's employment with the Company or (ii) Soliciting any Business Partner in relation to the primary activity of the Company that the Employee had contact with during the term of Employee's employment with the Group Companies.

5.4.	Penalty

In the event the Employee breaches any of the obligations pursuant to Section 5.1 a contractual penalty of $5,000 shall be owed by the Employee to the Company for any such breach.

In the event the Employee breaches any of the obligations pursuant to Section 5.3 (i) a contractual penalty of $2,500 shall be owed by the Employee to the Company for any such breach.

In the event the Employee breaches any of the obligations pursuant to Section 5.3 (ii) a contractual penalty of $7,500 shall be owed by the Employee to the Company for any such breach.

The penalty shall be increased by the amount of $1,000 for every month or part thereof in which the breach continues (the Continuous Breach).

Multiple breaches of the obligations pursuant to the Sections 5.1 and/or 5.3 trigger each separate penalties. Hence, multiple penalties within one month are possible. However, if single breaches occur within a Continuous Breach, they are covered by the penalty which has to be paid for the Continuous Breach.

However, the payment of the penalty does not release the Employee from further complying with the non-compete and/or non-solicitation obligation. The Company shall be entitled to seek injunctive measures or any other type of immediate relief to stop the violation of infringement as quickly as possible, regardless whether any fine or damage is offered or paid.

The Company is entitled to specifically prohibit taking up or continuing any employment or other activity that violated this non-competition and non-solicitation clause (Realexekution).

Further, the Company reserves the right to claim compensation for damages in addition to the penalty or penalties.

6.	Confidentiality

The Employee will have access to confidential and proprietary information relating to the business and operations of the Company, other Group Companies and its/their clients. Such confidential and proprietary information constitutes a unique and valuable asset of the Company and other Group Companies and their acquisition required great time and expense. The disclosure or any other use of such confidential or proprietary information, other than for the sole benefit of the Company or another Group Company, would be wrongful and would cause irreparable harm to the Company.

The Employee is under a strict duty to keep all confidential and proprietary information strictly and permanently confidential and, accordingly, shall not during the Employment or after termination of the Employment directly or indirectly for any purpose other than for the sole benefit of the Company or another Group Company, or disclose or permit to be disclosed to any third person or entity, any confidential or proprietary information without first obtaining the written consent of the responsible executive and the party concerned, if applicable, except if required to do so by law.

[The Employee may not make any statement to the media, as far as she/he is not authorized to do so by the responsible executive.]

7.	Additional Agreements

The Employee may be asked to enter into additional agreements with other Group Companies. Such additional agreement shall not overrule and/or amend the terms of this Amendment and/or the Employment Agreement, but shall always only provide additional protection for the respective Group Company entering into such additional agreements with the Employee.

8.	Miscellaneous
8.1.	Entire Agreement

This Amendment constitutes the complete agreement between the Parties regarding its subject matter and supersedes all prior oral and/or written agreements, representations and/or communications, concerning the subject matter hereof.

8.2.	Severability

Should any of the provisions of this Amendment be or become legally invalid, such invalidity shall not affect the validity of the remaining other provisions. Any gap resulting from such invalidity shall be filled by a provision consistent with the spirit and purpose of the Amendment. In the same way shall be proceeded if a contractual gap appears.

8.3.	Amendments

Any amendments or supplementation of this Amendment shall require written form. The written form may be dispensed only in writing.

8.4.	Governing Law and Jurisdiction

This Amendment shall be construed in accordance with and governed by Swiss law (without giving effect to the principles of conflicts of law).

Any dispute, controversy or claim arising out of or in connection with this Amendment, including the validity, invalidity, breach or termination thereof, and including tort claims, shall be exclusively submitted to and determined by the ordinary courts at the seat of the Company, safe for any other courts which may be competent based on mandatory Swiss laws.

8.5.	Execution

The Parties have duly executed this Employment Agreement in two originals, each Party receiving one original.

Signatures

Energy Vault SA

/s/ Robert Piconi
Director

The Employee:

Lugano, CH 4/12/20	/s/ Robert Piconi

Place, date	Robert Piconi